EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Procera Networks and Netintact AB Announce
Their Intention to Merge

LOS GATOS, Calif., and VARBERG, Sweden, May 18, 2006 - Procera® Networks, Inc. (OTCBB: PRNW), a pioneering developer of application driven converged network platforms, and Netintact AB, a privately held developer of mission-critical network traffic and service management solutions for ISPs, jointly announced their intention to merge.

Netintact AB is a network appliance company working with advanced intelligent traffic and service management for mission-critical IP networks. Netintact’s core product suite, PacketLogicTM, has enjoyed extensive sales traction in Scandinavian markets and initial traction in other parts of the world outside of North America. Scandinavia is one of the world’s most well-developed broadband markets, which strongly encourages the development of leading-edge network solutions.

Procera and Netintact worked closely together as strategic partners for much of 2005 to deliver a specific solution to a Japanese integrator that blocks invasive peer-to-peer applications prevalent in Japan. This joint solution marries the best of Procera’s wire-speed smart switching technology with a subset of Netintact’s PacketLogic solution called DRDLTM (Datastream Recognition Definition Language), reported to be the leading and most accurate port-independent application identification engine available. This solution has been tested by an independent Japanese lab and accepted by the Japanese integrator.

“Our technologies and solutions are very synergistic,” said Doug Glader, CEO of Procera Networks. “The proposed merger with Netintact will permit the combined companies to offer an expanded product line that will provide network administrators with instantaneous, dynamic and granular views of all traffic passing through their network. Additionally, it allows network administrators to take actions to optimize the utilization of bandwidth, apply fairness, increase security, postpone unnecessary network investments and increase revenue by offering a broader range of service options to customers.”

“The proposed merger with Procera represents an important next step for our company,” said Sven Nowicki, CEO of Netintact. “The combined companies will provide an organization that is much better suited to exploit the tremendous strengths of the PacketLogic line of products. We see great value in Procera’s senior management and established position in the networking industry. I further believe that the merged company will have the capability to win and manage the largest accounts.”

The joint product portfolio with Procera’s OptimIP SmartSwitch products and OptimANA Convergence Platform (CP3600) and Netintact’s PacketLogic product suite will be available through existing channels upon the merger. The development of a next-generation, intelligent wire-speed traffic and service management solution utilizing the technology of both companies that will extend the company’s technical lead, is already in progress and is scheduled for release in Q4 2006.

Glader and Novicki both noted that Procera and Netintact complement each other in multiple ways with Procera’s roots in the U.S. and in hardware development and Netintact’s roots in Europe and in software development.

The parties expect to complete and sign a definitive agreement by June 2006.

About Netintact
Netintact is a network appliance company working with traffic and service management for mission-critical IP networks. The company is privately held with headquarters in Varberg, Sweden. Netintact’s core product, PacketLogic, was launched in its first edition in October 2001 and is one of the most powerful and complete traffic management system available today. For more information visit www.netintact.com.

About Procera Networks, Inc.
Founded in 2002, Procera Networks, Inc. is a global provider of networking infrastructure equipment. Procera's OptimIP™ family of intelligent network appliances enables businesses to dramatically reduce the total cost associated with networking, security and compliance. With Procera appliances, an enterprise can improve the efficiency of mission-critical applications (QoS), control how and what data is transported through the network, and determine which employees or workgroups can access data or specific applications. Procera's new OptimANA™ Convergence Platform Series enables systems developers to easily integrate wire-speed, application-oriented intelligence to extend the market reach of their existing server-based software, security gateways and network appliances. For more information, visit /www.proceranetworks.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in this press release, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, the parties agreeing and entering into a final agreement for the proposed transaction, the ability of Procera and Netintact to successfully combine their respective operations and products, Netintact receiving shareholder approval for the transaction, the ability of Procera and Netintact to commercialize the applicable technology and introduce products and the acceptance of those products by the market, market conditions, the general acceptance of Procera’s and Netintact’s products and technologies, competitive factors, timing and other risks described in Procera’s reports and filings with the SEC (Securities and Exchange Commission) from time to time. Procera assumes no obligation to update any forward-looking statement.

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NOTE: Procera is registered trademark and OptimIP and OptimANA are trademarks of Procera Networks. PacketLogic and DRDL are trademarks of Netintact. All other names are or may be trademarks of their respective owners.

Contact:
Jeff Gigoux
Procera Networks, Inc.
408.354.6736
Email: jeff.gigoux@proceranetworks.com

John Liviakis (Investor Relations)
Liviakis Financial Communications Inc.
415.389.4670

Steven Beedle
ZNA Communications
831.425.1581
E-mail: procera@zna.com

Sven Nowicki, CEO Netintact
Cell: +46-709-576 000
Ph. +46-340-48 38 00
Email: sven@netintact.se <mailto:sven@netintact.se>

Jennie Sinclair, AxiCom
Cell: +46-70-777 73 08
Phone: +46-8-545 185 46
Email: jennie.sinclair@axicom.se <mailto:jennie.sinclair@axicom.se>